Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dunkin’ Brands Group, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-176246, 333-187615, 333-204454, and 333-204456 on Form S-8 of Dunkin’ Brands Group, Inc. of our reports dated February 18, 2016, with respect to the consolidated balance sheets of Dunkin’ Brands Group, Inc. as of December 26, 2015 and December 27, 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 26, 2015, and the effectiveness of internal control over financial reporting as of December 26, 2015, which reports appear in the December 26, 2015 annual report on Form 10-K of Dunkin’ Brands Group, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for deferred income taxes and debt issuance costs as of December 26, 2015 upon the early adoption of Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes, and Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, respectively.
/s/ KPMG LLP

Boston, Massachusetts
February 18, 2016